Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

CNO Financial Group Reports Third Quarter 2016 Results

Carmel, Ind., November 1, 2016 - CNO Financial Group, Inc. (NYSE: CNO) today announced net income for the third quarter of 2016 of $18.6 million, or 11 cents per diluted share, compared to $33.8 million, or 18 cents per diluted share, in the third quarter of 2015. CNO also announced third quarter of 2016 operating earnings (1) of $64.3 million, or 37 cents per diluted share, compared to $56.8 million, or 30 cents per diluted share, in the third quarter of 2015.
"The strength of CNO's middle-income market focus, diversified distribution and products continue to extend our reach to serve more customers, as indicated by steady growth in collected premiums and policies in-force," said Ed Bonach, CEO of CNO. "Our third quarter results also demonstrate that ongoing investments in our business and focus on execution are delivering solid earnings, growth in book value and continued financial strength."
Third Quarter 2016 Highlights

•	First year collected premiums: $337.6 million, up 7% from 3Q15

•	Total collected premiums: $900.0 million, up 2% from 3Q15

•	New annualized premium ("NAP") (2): $100.2 million, down 4% from 3Q15

•	Policies in-force of 3.5 million (including third party policies in-force), up 1 percent from 3Q15

•	Net income per diluted share: 11 cents in 3Q16 compared to 18 cents in 3Q15

•	Net operating income (1) per diluted share: 37 cents in 3Q16 compared to 30 cents in 3Q15

•	Book value per common share increased to $25.89 from $25.28 at 2Q16

•	Book value per diluted share, excluding accumulated other comprehensive income (loss) (4), increased to $20.80 from $20.67 at 2Q16

•	Unrestricted cash and investments held by our holding company were $189 million at September 30, 2016

•	Common stock repurchases of $52.0 million and dividends of $13.9 million in 3Q16
Nine-month 2016 Highlights

•	First year collected premiums: $970.2 million, up 11% from the first nine months of 2015

•	Total collected premiums: $2,659.3 million, up 6% from the first nine months of 2015

•	NAP (2): $309.9 million, down 2% from the first nine months of 2015

•	Net income per diluted share: 69 cents in the first nine months of 2016 compared to 68 cents in the first nine months of 2015

•	Net operating income (1) per diluted share: 99 cents in the first nine months of 2016 compared to 90 cents in the first nine months of 2015

•
Consolidated risk-based capital ratio was estimated at 458% at September 30, 2016, reflecting estimated statutory operating earnings of $162 million (including approximately $110 million loss on the recapture of long-term care business), a $200.0 million capital contribution and insurance company dividends to the holding company of $175.8 million during the first nine months of 2016

CNO Financial (2)
November 1, 2016

Quarterly Segment Operating Results

	Three months ended
	September 30,
	2016	2015
	(Dollars in millions, except per share data)
Adjusted EBIT (3):
Bankers Life	$88.1	$79.8
Washington National	25.2	30.6
Colonial Penn:
In-force business (6)	14.2	14.9
New business (6)	(13.3)	(14.3)
Total Colonial Penn	.9	.6
Adjusted EBIT from business segments	114.2	111.0
Corporate Operations, excluding corporate interest expense	(4.4)	(11.9)
Adjusted EBIT	109.8	99.1
Corporate interest expense	(11.5)	(11.3)
Operating earnings before taxes	98.3	87.8
Tax expense on operating income	34.0	31.0
Net operating income (1)	64.3	56.8
Net realized investment gains (losses) (net of related amortization)	11.4	(19.0)
Fair value changes in embedded derivative liabilities (net of related amortization)	9.4	(15.7)
Fair value changes and amendment related to agent deferred compensation plan	6.3	—
Loss on reinsurance transaction	(75.4)	—
Other	(.7)	(.7)
Non-operating loss before taxes	(49.0)	(35.4)
Income tax expense (benefit):
On non-operating loss	(17.1)	(12.4)
Valuation allowance for deferred tax assets and other tax items	13.8	—
Net non-operating loss	(45.7)	(23.0)
Net income	$18.6	$33.8

Per diluted share:
Net operating income	$.37	$.30
Net realized investment gains (losses) (net of related amortization and taxes)	.04	(.07)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.04	(.05)
Fair value changes and amendment related to agent deferred compensation plan (net of taxes)	.02	—
Loss on reinsurance transaction (net of taxes)	(.28)	—
Valuation allowance for deferred tax assets and other tax items	(.08)	—
Net income	$.11	$.18

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CNO Financial (3)
November 1, 2016

The following table summarizes the financial impact of a significant item on our 3Q16 net operating income (dollars in millions, except per share amounts):

	Three months ended
	September 30, 2016*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$88.1	$(5.2)	$82.9
Washington National	25.2	—	25.2
Colonial Penn	.9	—	.9
Adjusted EBIT from business segments	114.2	(5.2)	109.0
Corporate Operations, excluding corporate interest expense	(4.4)	—	(4.4)
Adjusted EBIT (3)	109.8	(5.2)	104.6
Corporate interest expense	(11.5)	—	(11.5)
Operating earnings before taxes	98.3	(5.2)	93.1
Tax expense on operating income	34.0	(1.8)	32.2
Net operating income	$64.3	$(3.4)	$60.9

Net operating income per diluted share	$.37	$(.02)	$.35

The significant item in 3Q16 related to the release of long-term care reserves (net of the reduction in insurance intangibles) due to the impact of policyholder actions following rate increases.

* See page 10 for the table of Net Operating Income Excluding a Significant Item for the three months ended September 30, 2015.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. First year collected premiums in 3Q16 were $304.8 million, up 8% from 3Q15. NAP in 3Q16 was $57.2 million, down 5 percent from 3Q15. Sales results for the quarter primarily reflect lower sales of life and Medicare supplement products; partially offset by higher sales of annuity products. Average producing agents were down 5 percent from 3Q15. However, new agent recruitment was up 15 percent in 3Q16 compared to 3Q15.
Total collected premiums were up 3 percent in 3Q16 compared to 3Q15, primarily reflecting an increase in premiums from annuity products. Annuity account values, on which spread income is earned, increased 2 percent to $7.7 billion in 3Q16 compared to 3Q15, driven by sales and strong persistency. Total policies in-force increased 1 percent in 3Q16, including an 8 percent increase in third party policies in-force.
Pre-tax operating earnings in 3Q16 compared to 3Q15 were up $8.3 million, or 10 percent. Pre-tax operating earnings in 3Q16 reflected a $5.2 million release of long-term care reserves (net of the reduction in insurance intangibles of $.5 million) due to the impact of policyholder actions following rate increases (as further described below).
The long-term care interest-adjusted benefit ratio was 77.7 percent in 3Q16, lower than the 3Q15 ratio of 83.8 percent. The 3Q16 ratio was favorably impacted by $6 million of one-time reserve releases related to policyholder decisions to surrender or reduce coverage following rate increases. The 3Q16 long-term care interest-adjusted benefit ratio excluding the favorable reserve releases related to rate increases was 82.6 percent. We continue to expect the long-term care interest-adjusted benefit ratio to be in the range of 81 percent to 86 percent during 4Q16, excluding the reserve-related impacts of rate increase actions. We also expect that the impacts of rate increases will continue to favorably impact the interest-adjusted benefit ratio in 4Q16.

CNO Financial (4)
November 1, 2016

Pre-tax operating earnings in 3Q16 reflected a Medicare supplement benefit ratio of 72.5 percent, higher than the 3Q15 ratio of 71.5 percent. We continue to expect the Medicare supplement benefit ratio to be in the range of 70 percent to 73 percent during 4Q16.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. First year collected premiums in 3Q16 were $19.0 million, down 6% from 3Q15. NAP in 3Q16 was $24.6 million, down 5 percent from 3Q15, reflecting lower sales of supplemental health products. NAP from sales of products in the worksite market in 3Q16 was $9.8 million, up 12 percent from 3Q15. The average number of producing agents was up 7 percent compared to 3Q15.
Total collected premiums from the segment's supplemental health block were up 2 percent in 3Q16 compared to 3Q15.
Pre-tax operating earnings in 3Q16 compared to 3Q15 were down $5.4 million, or 18 percent. Pre-tax operating earnings in 3Q16 primarily reflecting lower supplemental health margins. The supplemental health interest-adjusted benefit ratio was 59.8 percent and 57.4 percent in 3Q16 and 3Q15, respectively. We expect the supplemental health interest-adjusted benefit ratio to be in the 59 percent range during 4Q16.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. First year collected premiums in 3Q16 were $13.8 million, up 5 percent from 3Q15 reflecting strong sales in recent periods. NAP in 3Q16 was $18.4 million, down 3 percent from 3Q15, reflecting lower lead volume primarily due to reduced television advertising as a result of the elections.
Total collected premiums were up 6 percent in 3Q16 compared to 3Q15, driven by recent sales and steady persistency.
Pre-tax operating earnings in 3Q16 were $.9 million compared to $.6 million in 3Q15, primarily reflecting growth in the business; partially offset by unfavorable mortality. In-force Adjusted EBIT was $14.2 million, down 5 percent from 3Q15, primarily reflecting higher mortality and expenses.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report approximately breakeven earnings in 2016.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 3Q16 were $4.4 million compared to $11.9 million of losses in 3Q15 primarily reflecting favorable investment returns; partially offset by higher expenses.
Pre-tax losses in 3Q15 reflected a $7.5 million negative return due to the unfavorable impact of market conditions on the value of investments backing our COLI which is utilized as a vehicle to fund Bankers Life's agent deferred compensation plan.
Non-Operating Items
Net realized investment gains in 3Q16 were $11.4 million (net of related amortization) including total other-than-temporary impairment losses of $1.2 million recorded in earnings. Net realized investment losses in 3Q15 were $19.0 million (net of related amortization) including total other-than-temporary impairment losses of $15.4 million, of which $12.4 million was recorded in earnings and $3.0 million in accumulated other comprehensive income (loss).
During 3Q16 and 3Q15, we recognized increases (decreases) in earnings of $9.4 million and $(15.7) million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization. Such amount includes the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
As previously disclosed, we terminated our reinsurance agreements with Beechwood Re Ltd ("BRe") and recaptured $552 million of long-term care reserves in 3Q16. As a result of the recapture, we were required to value the assets and liabilities as of the date of recapture based on valuation methodologies that are consistent with the

CNO Financial (5)
November 1, 2016

methodologies used by CNO to value its other investments and insurance liabilities. Accordingly, we recognized a pre-tax loss of $75 million on the recapture of the long-term care business as summarized below (dollars in millions):

Market value of investments	$505
Insurance liabilities	(552)
Write-off of reinsurance receivables	(18)
Estimated transaction expenses	(10)
Pre-tax loss	(75)
Tax (benefit), net of increase in valuation allowance	(22)
After-tax loss	$(53)

In 3Q16, we amended our agent deferred compensation plan. Among other things, the plan was amended to: (i) freeze participation in the plan; (ii) freeze benefits accrued under the plan; and (iii) add a limited cashout feature. During 3Q16, we made lump sum settlement distributions to plan participants with account balances that were below a certain threshold following the freeze. Accordingly, we recognized a pre-tax gain of $6.3 million related to the settlement distributions.
The valuation allowance for deferred tax assets and other tax items was $13.8 million primarily resulting from the additional valuation allowance required as a result of the recapture of the long-term care business, the impacts of our annual assessment of the valuation allowance including changes in our projections of future taxable income and the impacts of IRS exam adjustments on our tax expense.
IRS Settlement Reached
We have reached a settlement with the IRS related to the appropriate classification of the loss recognized on our investment in Conseco Senior Health Insurance Company when it was transferred to an independent trust in 2008. In addition, we have reached a settlement related to a bad debt deduction with respect to a stock purchase loan made by our Predecessor to a member of the Predecessor’s board of directors. The IRS has sent the Company the settlement documentation, which the Company has signed and returned to the IRS for its countersignature. The settlement will result in the recognition of additional life net operating loss carryforwards which are expected to offset taxable income earned by our life insurance subsidiaries in the third and fourth quarters of 2016 and the tax gain recognized on the recapture of our long-term care reinsurance agreements. The settlement is expected to result in a gain of approximately $120 million in the fourth quarter of 2016 (the period in which the fully executed settlement documentation is expected to be received).
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 458% at September 30, 2016, reflecting an estimated 3Q16 consolidated statutory operating loss of $13 million (including approximately $110 million loss on the recapture of long-term care business); a $200.0 million capital contribution; and the payment of insurance company dividends to the holding company of $45.2 million during 3Q16.
During the third quarter of 2016, we repurchased $52.0 million of common stock under our securities repurchase program. We repurchased 3.1 million common shares at an average cost of $16.80 per share. During the first nine months of 2016, we repurchased 11.7 million common shares at a total cost of $203.0 million. As previously disclosed, in order to increase our excess capital, we have suspended our share repurchase program for the remainder of 2016. As of September 30, 2016, we had 173.5 million shares outstanding and had authority to repurchase up to an additional $252.7 million of our common stock. During 3Q16, dividends paid on common stock totaled $13.9 million.
Book value per common share was $25.89 and $22.49 at September 30, 2016 and December 31, 2015, respectively.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (4), increased to $20.80 at September 30, 2016, compared to $20.05 at December 31, 2015.

CNO Financial (6)
November 1, 2016

The debt-to-capital ratio was 16.9 percent and 18.0 percent at September 30, 2016 and December 31, 2015, respectively. Our debt-to-total capital ratio, excluding accumulated other comprehensive income (5) at September 30, 2016, was 20.1 percent compared to 19.6 percent at December 31, 2015. Unrestricted cash and investments held by our holding company were $189 million at September 30, 2016, compared to $382 million at December 31, 2015, reflecting contributions (net of dividends from subsidiaries), common stock repurchases and dividend payments.
Conference Call
The Company will host a conference call to discuss results on November 2, 2016 at 9:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (7)
November 1, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: September 30, 2016 - $19,635.2; December 31, 2015 - $18,947.0)	$21,822.2	$19,882.9
Equity securities at fair value (cost: September 30, 2016 - $312.9; December 31, 2015 - $447.4)	331.3	463.0
Mortgage loans	1,749.5	1,721.0
Policy loans	110.8	109.4
Trading securities	307.2	262.1
Investments held by variable interest entities	1,794.4	1,633.6
Other invested assets	607.2	415.1
Total investments	26,722.6	24,487.1
Cash and cash equivalents - unrestricted	706.0	432.3
Cash and cash equivalents held by variable interest entities	147.7	364.4
Accrued investment income	255.3	237.0
Present value of future profits	407.7	449.0
Deferred acquisition costs	909.7	1,083.3
Reinsurance receivables	2,290.1	2,859.3
Income tax assets, net	606.9	898.8
Assets held in separate accounts	4.7	4.7
Other assets	370.0	309.2
Total assets	$32,420.7	$31,125.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,817.2	$10,762.3
Future policy benefits	11,354.0	10,602.1
Liability for policy and contract claims	492.4	487.8
Unearned and advanced premiums	278.2	286.3
Liabilities related to separate accounts	4.7	4.7
Other liabilities	730.1	707.8
Investment borrowings	1,647.6	1,548.1
Borrowings related to variable interest entities	1,690.2	1,676.4
Notes payable – direct corporate obligations	912.5	911.1
Total liabilities	27,926.9	26,986.6
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: September 30, 2016 – 173,543,965; December 31, 2015 – 184,028,511)	1.7	1.8
Additional paid-in capital	3,206.3	3,386.8
Accumulated other comprehensive income	855.5	402.8
Retained earnings	430.3	347.1
Total shareholders' equity	4,493.8	4,138.5
Total liabilities and shareholders' equity	$32,420.7	$31,125.1

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CNO Financial (8)
November 1, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Insurance policy income	$649.0	$640.6	$1,947.0	$1,917.2
Net investment income:
General account assets	301.7	298.2	888.5	900.4
Policyholder and other special-purpose portfolios	43.1	(27.6)	82.7	.8
Realized investment gains (losses):
Net realized investment gains (losses), excluding impairment losses	12.8	(7.2)	55.4	(10.5)
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(1.2)	(15.4)	(24.8)	(24.6)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	3.0	—	3.0
Net impairment losses recognized	(1.2)	(12.4)	(24.8)	(21.6)
Gain (loss) on dissolution of variable interest entities	—	—	(7.3)	11.3
Total realized gains (losses)	11.6	(19.6)	23.3	(20.8)
Fee revenue and other income	10.5	12.9	38.7	44.7
Total revenues	1,015.9	904.5	2,980.2	2,842.3
Benefits and expenses:
Insurance policy benefits	609.8	582.1	1,861.2	1,756.4
Loss on reinsurance transaction	75.4	—	75.4	—
Transition expenses	—	—	—	9.0
Interest expense	29.4	23.9	86.0	70.7
Amortization	64.7	55.8	181.6	195.6
Loss on extinguishment of debt	—	—	—	32.8
Other operating costs and expenses	187.3	190.3	603.5	570.4
Total benefits and expenses	966.6	852.1	2,807.7	2,634.9
Income before income taxes	49.3	52.4	172.5	207.4
Income tax expense (benefit):
Tax expense on period income	16.9	18.6	61.7	74.0
Valuation allowance for deferred tax assets and other tax items	13.8	—	(13.2)	—
Net income	$18.6	$33.8	$124.0	$133.4
Earnings per common share:
Basic:
Weighted average shares outstanding	174,247,000	190,260,000	177,640,000	195,536,000
Net income	$.11	$.18	$.70	$.68
Diluted:
Weighted average shares outstanding	175,723,000	192,365,000	179,373,000	197,571,000
Net income	$.11	$.18	$.69	$.68

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CNO Financial (9)
November 1, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Nine months ended
	September 30,
	2016	2015
Adjusted EBIT (3):
Bankers Life	$259.0	$248.4
Washington National	73.0	79.2
Colonial Penn:
In-force business (6)	41.0	38.8
New business (6)	(43.9)	(39.9)
Total Colonial Penn	(2.9)	(1.1)
Adjusted EBIT from business segments	329.1	326.5
Corporate Operations, excluding corporate interest expense	(19.5)	(18.2)
Adjusted EBIT	309.6	308.3
Corporate interest expense	(34.3)	(33.7)
Operating earnings before taxes	275.3	274.6
Tax expense on operating income	97.7	96.9
Net operating income (1)	177.6	177.7
Net realized investment gains (losses) (net of related amortization)	22.4	(20.3)
Fair value changes in embedded derivative liabilities (net of related amortization)	(36.6)	(2.7)
Fair value changes and amendment related to agent deferred compensation plan	(12.0)	—
Loss on reinsurance transaction	(75.4)	—
Loss on extinguishment of debt	—	(32.8)
Other	(1.2)	(11.4)
Non-operating loss before taxes	(102.8)	(67.2)
Income tax (benefit):
On non-operating loss	(36.0)	(22.9)
Valuation allowance for deferred tax assets and other tax items	(13.2)	—
Net non-operating loss	(53.6)	(44.3)
Net income	$124.0	$133.4

Per diluted share:
Net operating income	$.99	$.90
Net realized investment gains (losses) (net of related amortization and taxes)	.08	(.06)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.13)	(.01)
Fair value changes and amendment related to agent deferred compensation plan (net of taxes)	(.05)	—
Loss on reinsurance transaction (net of taxes)	(.27)	—
Loss on extinguishment of debt (net of taxes)	—	(.11)
Valuation allowance for deferred tax assets and other tax items	.07	—
Other	—	(.04)
Net income	$.69	$.68

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CNO Financial (10)
November 1, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING A SIGNIFICANT ITEM*
(Dollars in millions, except per share data)

	Three months ended
	September 30, 2015*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$79.8	$—	$79.8
Washington National	30.6	—	30.6
Colonial Penn	.6	—	.6
Adjusted EBIT from business segments	111.0	—	111.0
Corporate Operations, excluding corporate interest expense	(11.9)	7.5	(4.4)
Adjusted EBIT (3)	99.1	7.5	106.6
Corporate interest expense	(11.3)	—	(11.3)
Operating earnings before taxes	87.8	7.5	95.3
Tax expense on operating income	31.0	—	31.0
Net operating income	$56.8	$7.5	$64.3

Net operating income per diluted share	$.30	$.03	$.33

* This table summarizes the financial impact of a significant item (as described in the segment results section of this press release) on our 3Q15 net operating income.

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CNO Financial (11)
November 1, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
TOTAL COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	September 30,
	2016	2015
Bankers Life:
Medicare supplement	$182.2	$190.2
Long-term care	116.3	122.0
Supplemental health	5.4	5.1
Other health	1.5	1.8
Life	115.4	113.1
Annuity	245.1	216.5
Total	665.9	648.7
Washington National:
Supplemental health and other health	141.5	139.0
Medicare supplement	14.6	19.4
Life	7.1	6.7
Annuity	.2	.4
Total	163.4	165.5
Colonial Penn:
Life	70.1	66.0
Medicare supplement and other health	.6	.7
Total	70.7	66.7
Total collected premiums from segments	$900.0	$880.9

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	September 30,
	2016	2015
Bankers Life:
Medicare supplement	$15.9	$16.8
Long-term care	5.2	6.0
Supplemental health	1.7	1.4
Life	19.8	22.8
Annuity	14.6	12.9
Total	57.2	59.9
Washington National:
Supplemental health	22.9	23.8
Life	1.7	2.0
Total	24.6	25.8
Colonial Penn:
Life	18.4	18.9
Total	18.4	18.9
Total new annualized premiums	$100.2	$104.6

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CNO Financial (12)
November 1, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	September 30,
	2016	2015
Bankers Life:
Medicare Supplement:
Earned premium	$194 million	$193 million
Benefit ratio (7)	72.5%	71.5%
Long-Term Care:
Earned premium	$117 million	$119 million
Benefit ratio (7)	137.7%	141.1%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	77.7%	83.8%
Washington National:
Medicare Supplement:
Earned premium	$15 million	$18 million
Benefit ratio (7)	69.5%	68.7%
Supplemental health:
Earned premium	$141 million	$137 million
Benefit ratio (7)	84.0%	81.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	59.8%	57.4%

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CNO Financial (13)
November 1, 2016

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) fair value changes and amendment related to the agent deferred compensation plan, net of taxes, (iv) loss on extinguishment of debt, net of taxes; (v) changes in the valuation allowance for deferred tax assets and other tax items; and (vi) other non-operating items consisting primarily of equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes and amendment related to the agent deferred compensation plan, loss on extinguishment of debt, other non-operating items, corporate interest expense and taxes ("Adjusted EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of Adjusted EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(4)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(5)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(6)
Management believes that an analysis of Adjusted EBIT for Colonial Penn, separated between in-force and new business, provides increased clarity for this segment as the vast majority of the costs to generate new business in this segment are not deferrable and Adjusted EBIT will fluctuate based on management’s decisions on how much marketing costs to incur in each period. Adjusted EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. Adjusted EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on

CNO Financial (14)
November 1, 2016

track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners; (xx) customer response to new products, distribution channels and marketing initiatives; (xxi) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiv) availability and effectiveness of reinsurance arrangements, as well as the impact of any defaults or failure of reinsurers to perform; (xxv) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxvi) the growth rate of sales, collected premiums, annuity deposits and assets; (xxvii) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxviii) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxix) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxx) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward looking statements.

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

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